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                                                                EXHIBIT 99.01





                                 KENNAMETAL INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN

         1. PURPOSE. There is hereby established the Kennametal Inc. 2000 Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Capital Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.

         2. DEFINITIONS

                  (a) "Administrator" shall mean the Board or any committee of the Board as may be appointed by the Board, with such authority and power as the Board may determine, to administer the Plan. The Administrator may, in turn, delegate all or a portion of its authority to one or more individuals to perform administrative functions under the Plan.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Business Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

                  (d) "Capital Stock" shall mean the Capital Stock, par value $1.25 per share of Kennametal Inc.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Company" shall mean Kennametal and any Designated Subsidiary of Kennametal.

                  (g) "Compensation" shall mean an Employee's total gross earnings, including commissions, payments for overtime, shift premium, incentive compensation, bonuses and other compensation.

                  (h) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan; provided, however, that the Administrator shall not have the power to designate a Subsidiary if such designation would cause the Plan to cease to qualify under Section 423 of the Code.


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                  (i) "Employee" shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year and shall include individuals designated as "full-time employees" or "regular part-time employees" under the Company's Human Resources Department Policy. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 182 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 183rd day of such leave.

                  (j) "Enrollment Date" shall mean the first day of each Purchase Period.

                  (k) "Exercise Date" shall mean the last day of each Purchase Period.

                  (l) "Fair Market Value" shall mean, as of any date, the mean between the highest and lowest sales prices for the Capital Stock of the Company as reported in the New York Stock Exchange -- Composite Transactions reporting system, or if no sales were made on that date, on the next preceding date on which sales were made.

                  (m) "Offering Period" shall mean, except as described below with respect to the first year that the Plan is in effect and for participants who enroll after the first day of an Offering Period, a period of twelve (12) months, commencing on the first Business Day on or after January 1 and terminating on the last Business Day in the period ending the following December
31. During the first year that the Plan is in effect, the first Offering Period shall commence on the date determined by the Plan Administrator and terminate on the last Business Day in the period ending on December 31, 2000. If a participant enrolls after the first day of the Offering Period, the Offering Period for such participant shall commence on the next Enrollment Date and shall terminate on the last Business Day in the period ending the following December
31. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

                  (n) "Kennametal" shall mean Kennametal Inc., a Pennsylvania corporation, and any successor corporation.

                  (o) "Plan" shall mean this Employee Stock Purchase Plan.

                  (p) "Purchase Period" shall mean a period of three (3) months within an Offering Period. The duration of Purchase Periods may be changed pursuant to Section 4 of this Plan.

                  (q) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Capital Stock on the Enrollment Date or on the Exercise Date for the Purchase Period, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

                  (r) "Reserves" shall mean the number of shares of Capital Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Capital Stock that have been authorized for issuance under the Plan but not yet placed under option.


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                  (s) "Subsidiary" shall mean a corporation, domestic or
foreign, of which not less than 50% of the voting shares are held by Kennametal or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         3. ELIGIBILITY

                  (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

                  (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         4. OFFERING PERIODS AND PURCHASE PERIODS

                  (a) The Plan shall be generally implemented by consecutive Offering Periods until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

                  (b) Each full Offering Period shall generally consist of four
(4) consecutive Purchase Periods of three (3) months' duration. The last day of each Purchase Period shall be the "Purchase Date" for such Purchase Period. A Purchase Period commencing on January 1 shall end on the next March 31. A Purchase Period commencing on April 1 shall end on the next June 30. A Purchase Period commencing on July 1 shall end on the next September 30. A Purchase Period commencing on October 1 shall end on the next December 31. The first Purchase Period of the first Offering Period that the Plan is in effect shall commence on the first Business Day determined by the Plan Administrator and shall end on December 31, 2000. The Administrator shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced at least five
(5) days prior to the scheduled beginning of the first Purchase Period to be affected.

         5. PARTICIPATION

                  (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement (authorizing payroll deductions or electing to pay directly for shares) in the form of Exhibit A to this Plan and filing it with the Company's Human Resources


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Department or the stock brokerage or other financial services firm designated by the Company prior to the applicable Enrollment Date.

                  (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

         6. PAYROLL DEDUCTIONS

                  (a) At the time a participant files his or her subscription agreement, he or she shall elect to either (i) have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15 percent (15%) of the Compensation that he or she receives on each pay day during the Offering Period, or (ii) if in the discretion of the Administrator, this alternative is then available, make direct payment for shares at the time of option exercise in an amount not exceeding 15 percent (15%) of the aggregate Compensation that he or she receives during the Offering Period.

                  (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or direct payment amount during the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate or direct payment amount or following such other procedure as may be established by the Administrator for this purpose. The Administrator may, in its discretion, limit the number of participation rate or direct payment amount changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five Business Days after the Company's receipt of the new subscription agreement (or such other information or documents as may be required in connection with an alternative procedure approved by the Administrator) unless the Company elects to sooner process a given change in participation. A participant's subscription agreement (or most recent direction) shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

                  (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) or direct payment amount decreased to $-0- at any time during an Offering Period. Payroll deductions shall recommence at the rate or direct payment elections shall be deemed to have been made, as the case may be, as provided in such participant's subscription agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

                  (d) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Capital Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if


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any, that arise upon the exercise of the option or the disposition of the
Capital Stock. At any time, the Company shall have the right to withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Capital Stock by the Employee.

         7. GRANT OF OPTION. On each Enrollment Date during the Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date (at the applicable Purchase Price) up to a number of shares of the Company's Capital Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account or direct payment made, as the case may be, as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 11. Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10.

         8. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on each Exercise Date of an Offering Period, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account or the direct payment made by the participant, as the case may be. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by such participant.

         9. DELIVERY AND AUTOMATIC DIVIDEND REINVESTMENT.

                  (a) As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall cause shares to be issued for the benefit of the participant or the participant and the participant's spouse and held in the Plan until such time as certificates are delivered pursuant to Section 9(b).

                  (b) At any time following the conclusion of the holding period set forth in Section 24 and subject to such terms and conditions as the Administrator may impose, a participant may elect to have the shares held by the Plan on behalf of the participant delivered in certificate form. The delivery of certificates will occur as soon as practicable after receipt of an election notice.

                  (c) Prior to the delivery of certificates to or for the benefit of a participant, any and all cash dividends paid on shares of Capital Stock issued under the Plan shall be reinvested to acquire either newly issued shares of Capital Stock or shares of Capital Stock purchased on


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the open market or otherwise. Purchases of Capital Stock under this Section 9(c)
shall be made on such terms and for such prices as may be determined by the Administrator.

         10. WITHDRAWAL

                  (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan or elect not to purchase shares by direct payment, as the case may be, at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. A participant who withdraws from an Offering Period shall not participate in a succeeding Offering Period unless such participant delivers to the Company a new subscription agreement.

                  (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

         11. TERMINATION OF EMPLOYMENT. Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant's option shall be automatically terminated. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employee's employment at any time.

         12. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

         13. STOCK

                  (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company's Capital Stock that shall be made available for sale under the Plan shall be 1,500,000 shares, The Capital Stock to be issued under the Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.


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                  (b) The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

         14. ADMINISTRATION. The Plan shall be administered by the Administrator, who shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

         15. DESIGNATION OF BENEFICIARY

                  (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

                  (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such personal representative or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.


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         16. NON-TRANSFERABILITY OF ACCOUNT. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

         17. USE OF FUNDS. All contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions.

         18. REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

         19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

                  (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of shares of Capital Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Capital Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Capital Stock, or any other increase or decrease in the number of shares of Capital Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Capital Stock subject to an option.

                  (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.


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                  (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation (a "Corporate Transaction"), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, each Purchase Period and Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Capital Stock covered by the option at such time (after giving effect to any adjustments in the number of shares covered by the option as provided for in this Section 19); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Capital Stock in the Transaction.

                  The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Capital Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Capital Stock, and in the event of the Company's being consolidated with or merged into any other corporation.

         20. AMENDMENT OR TERMINATION

                  (a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.


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                  (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Administrator shall be entitled to change the Offering Periods or Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period or the amount or frequency of direct payments, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Capital Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion are advisable that are consistent with the Plan.

                  (c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to: (i) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and (iii) allocating shares. Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

         21. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         23. TERM OF PLAN. The Plan shall become effective upon the date (the "Effective Date") that the Plan is approved by the shareholders of the Company. The Plan shall continue in effect


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for a term ending on the first Exercise Date that is more than ten (10) years after the Effective Date, unless sooner terminated under Section 20.

         24. REQUIRED HOLDING PERIOD. As a condition to the exercise of an option, the Company shall be entitled to require that the participant exercising such option (or in the case of the participant's death, his or her successors as provided under the Plan) enter into an agreement pursuant to which the participant agrees not to sell, pledge or otherwise transfer his or her interest in the shares acquired through the exercise of such option within (i) two (2) years of the Enrollment Date on which the option was granted, or (ii) such other period as may be determined by the Administrator. Any such agreement shall be upon such terms and conditions as the Company may specify in such agreement.